Exhibit 99.2

Contact:	Fredrick J. Hirt, CFO (610) 478-3117
ARROW INTERNATIONAL, INC. ANNOUNCES FORMATION OF A SPECIAL COMMITTEE OF
THE BOARD TO EXPLORE STRATEGIC ALTERNATIVES
     READING, Pa., May 9, 2007 — Arrow International, Inc. (NASDAQ: ARRO) announced today that its Board of Directors has formed a Special Committee comprised of independent directors, who are John H. Broadbent, T. Jerome Holleran, R. James Macaleer, Marlin Miller, Jr. and Raymond Neag, to explore and evaluate strategic alternatives aimed at enhancing shareholder value. Marlin Miller, Jr., will serve as Chairman of the Special Committee, which has hired the investment banking firm of Lazard Frères & Co LLC to provide financial advisory services and Dechert LLP to provide legal services to it in connection with its review.
     There can be no assurance regarding the timing of or whether the Board will elect to pursue any of the strategic alternatives it may consider, or that any such alternatives will result in changes to the Company’s plans or will be consummated. The Company does not intend to provide updates or make any further comment until the outcome of the process is determined or until there are significant developments.
     In addition, on Friday, May 4, 2007, the Board of Directors received a letter of resignation from director Richard T. Niner.
About Arrow
     Arrow International, Inc. develops, manufactures and markets a broad range of clinically advanced, disposable catheters and related products for critical and cardiac care. The Company’s products are used primarily by anesthesiologists, critical care specialists, surgeons, emergency and trauma physicians, cardiologists, interventional radiologists and other healthcare providers. Arrow International’s news releases and other company information can be found on the World Wide Web at http://www.arrowintl.com. The Company’s common stock trades on the NASDAQ Global Select MarketTM under the symbol ARRO.
Safe Harbor Statement
     All statements regarding the Company’s expected plans are forward-looking statements and include statements related to the engagement of a financial advisor and the Company’s decision to explore strategic alternatives, including the possible sale of the Company. The words “anticipates,” “will,” “expect,” “intends,” and words of similar meaning identify forward-looking statements. Forward-looking statements also include representations and warranties of the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including, but not limited to, the Company’s ability to successfully implement a strategic alternative, the decision by the Company to explore one or more strategic alternatives, whether the strategic alternatives could result in increasing shareholder value, whether the engagement of Lazard will result in a strategic alternative pursued or effected by the Company, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. A further description of these risks and uncertainties and other important factors that could cause actual results to differ materially from the Company’s expectations can be found in the Company Annual Report on Form 10-K, as amended, and in the Company’s other filings with the Securities and Exchange Commission. The expectations and assumptions reflected in such forward-looking statements may prove incorrect. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.
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